Exhibit 10.13

M E M O R A N D U M

TO:

FROM:    Compensation Committee

DATE:        March 8, 2018

RE:        Management Incentive Plan

You have been selected to participate in the LKQ Corporation Management Incentive Plan (“MIP”) for purposes of your potential 2018 bonus. The potential bonus described in this letter is subject to all of the terms and conditions set forth in this memorandum and in the MIP (a copy of which is attached to this memorandum).

In the event of any inconsistency between the terms and conditions of the MIP and this memorandum, the terms and conditions of the MIP shall control.

Performance Period:         January 1, 2018 to December 31, 2018

Performance Goals:
The diluted earnings per share from continuing operations attributable to LKQ stockholders ("EPS") for the Performance Period; provided, however, that EPS shall be increased to the extent that EPS was reduced in accordance with GAAP by objectively determinable amounts in each case due to:

             1.    A change in accounting policy or GAAP;
             2.    Dispositions of assets or businesses;
             3.    Asset impairments;
             4.    Amounts incurred in connection with any financing;
             5.    Losses on interest rate swaps resulting from mark-to-
                  market adjustments or discontinuing hedges;

6.	Board approved restructuring, acquisition or similar charges including but not limited to charges in conjunction with or in anticipation of an acquisition;

7.	Losses (and related fees and expenses) related to extra-ordinary environmental, legal, product liability or other contingencies;
             8.    Changes in tax laws or regulations or interpretations of such laws                             or regulations;
             9.    A Board approved divestiture of a material business (i.e.
                  the performance goals will be adjusted to account for the
                  divestiture, including, if appropriate, the pro-rata effect of targeted improvements);

10.	Changes in contingent consideration liabilities;

11.	The imposition of tariffs or taxes on the importation of inventory;

12.	Amortization expense related to acquired intangibles; and

13.	Other extraordinary, unusual or infrequently occurring

items.

                  In addition, the Compensation Committee shall adjust the
                  Performance Goals or other features of the award (a) that
                  relate to the value or number of the shares of common
                  stock of the Company to reflect any stock dividend, stock
                  split, recapitalization, combination or exchange of shares, or other similar changes in such stock, and (b) to account for changes in the value of foreign currencies of countries in which we operate versus the U.S. dollar (using the
                  respective exchange rates as set forth in the Company’s
budget approved by the Board of Directors on February 8, 2018).

                  Notwithstanding the foregoing, the Compensation
                  Committee, in its sole discretion, may reduce the actual
                  award payable to you below that which otherwise would be
                  payable pursuant to the Payout Formula or may eliminate
                  the actual award.

Target Award:               of Base Salary

Payout Formula:         Less Than